Exhibit 99.1

Temecula Valley Bank Appoints Frank Basirico, Jr. as Chief Credit Officer

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) announced today that Frank Basirico, Jr. has been appointed Chief Credit Officer of Temecula Valley Bank, the company’s principal subsidiary. Mr. Basirico has been with Temecula Valley Bank for two years in the position of Chief Administrative Officer.

“We are very fortunate to have Frank Basirico, an experienced past Chief Credit Officer and talented leader. With over 30 years in banking, Mr. Basirico brings a strong and diverse background with proven credit and leadership skills to the position," said Stephen H. Wacknitz, President and CEO.

Temecula Valley Bank (the “Bank”) was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, San Marcos, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices primarily in the Western United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the Bank's Securities and Exchange Commission filings.

CONTACT:
Temecula Valley Bank
Stephen H. Wacknitz, President & CEO
951-694-9940